Exhibit 99.1

For Immediate Release

For more information contact:	Annie Leschin
StreetSmart Investor Relations
415-775-1788
or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports First Quarter Fiscal Year 2016
Financial and Operating Results

LONGMONT, COLORADO, JULY 30, 2015 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a  developer of alternative energy technologies, today announced financial and operating results for the first quarter ended June 30, 2015.

Total revenue for the quarter was $741,000 compared with $1.0 million in the same quarter last year. Net loss for the first quarter was $2.2 million, or $0.06 per common share. This compares to a net loss of $1.3 million, or $0.03 per common share for the same period last year. As of June 30, 2015, cash was $5.6 million and working capital was $13.8 million.

“While first quarter revenue was down from same quarter last year, we are beginning to see signs of a recovery with some of our customers in the US electric vehicle market and early traction with our newly-acquired fuel cell business,” said Joe Mitchell, COO and interim President and CEO. “The pace and progress of our negotiations with potential Chinese partners has increased, and with production orders from existing and new customers anticipated in the coming quarters, we believe that we are poised to turn a corner as a company in the coming year.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended June 30, 2015. To attend the conference call, please dial 1-888-241-0326 approximately 10 minutes before the conference is scheduled to begin and provide the passcode “85195023” to access the call. International callers should dial 1-647-427-3411.  For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

access the playback call 1-855-859-2056 and enter replay code “85195023#.” International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarter Ended June 30,
	2015	2014
Revenue:
Product sales	$630,666	$823,032
Contract services	109,863	196,516
	740,529	1,019,548
Operating costs and expenses:
Costs of product sales	577,446	464,028
Costs of contract services	64,798	148,234
Research and development	1,088,480	84,404
Production engineering	-	1,227,191
Reimbursement of costs under DOE grant	-	(716,014)
Selling, general and administrative	1,245,374	1,128,531
	2,976,098	2,336,374

Loss before other income	(2,235,569)	(1,316,826)

Other income:
Interest income	3,372	6,789
Other	7,946	-
	11,318	6,789

Net loss	$(2,224,251)	$(1,310,037)

Net loss per common share - basic and
diluted	$(0.06)	$(0.03)
Weighted average number of shares of common
stock outstanding - basic and diluted	40,040,673	39,788,769

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	June 30, 2015	March 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,626,817	$6,585,703
Accounts receivable	414,861	522,417
Other receivable	-	855,000
Costs and estimated earnings in excess of billings on uncompleted contracts	69,917	49,917
Inventories	9,374,848	9,354,053
Prepaid expenses and other current assets	335,414	266,448
Total current assets	15,821,857	17,633,538

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,083,950	7,037,200
	13,283,581	13,236,831
Less accumulated depreciation	(6,664,667)	(6,410,242)
Net property and equipment	6,618,914	6,826,589

Patent costs, net of accumulated amortization of $898,292 and $895,227, respectively	238,430	239,043

Trademark costs, net of accumulated amortization of $74,048 and $73,018, respectively	101,793	102,823
Total assets	$22,780,994	$24,801,993

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$497,043	$398,568
Other current liabilities	1,464,540	1,544,971
Billings in excess of costs and estimated earnings on uncompleted contracts	83,591	84,444
Total current liabilities	2,045,174	2,027,983

Other long-term liabilities	470,080	445,024

Total liabilities	2,515,254	2,473,007

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares
authorized; 40,052,602 and 39,999,984 shares
issued and outstanding, respectively	400,526	400,000
Additional paid-in capital	122,026,540	121,866,061
Accumulated deficit	(102,161,326)	(99,937,075)
Total stockholders’ equity	20,265,740	22,328,986

Total liabilities and stockholders’ equity	$22,780,994	$24,801,993

# End Table

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901